UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 29, 2017 hhgregg, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 001-33600

Indiana	47-4850538
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
4151 East 96th Street
Indianapolis, Indiana 46240
(Address of principal executive offices, including zip code)
(317) 848-8710
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 29, 2017, consistent with ongoing discussions with the lenders under the Debtor-in-Possession Credit Agreement, dated as of March 6, 2017, among hhgregg, Inc. (the “Company”), Gregg Appliances, Inc., HHG Distributing, LLC (collectively, the “Debtors”), Wells Fargo Bank, National Association, as administrative and collateral agent, GACP Finance Co., LLC, as FILO agent, the Debtors executed a consulting agreement (the “Consulting Agreement”) with a contractual joint venture comprised of Tiger Capital Group, LLC and Great American Group, LLC (the “Consultant”) to conduct the sale of the merchandise located at the Company’s remaining retail stores and distribution centers and dispose of certain furnishings, trade fixtures, equipment and improvements to real property with respect to such stores and distribution centers. The Debtors have executed the Consulting Agreement as a precautionary measure in the event no acceptable going concern bids are received by the upcoming bid deadline of April 7, 2017.

The Consulting Agreement appoints Consultant as the Debtor’s exclusive agent for conducting a sale of merchandise in the Debtor’s 132 retail store locations and distribution centers and disposing of certain furnishings, trade fixtures, equipment and improvements to real property with respect to such stores and distribution centers. The sales shall commence on April 8, 2017 only to the extent that no acceptable going concern bids are received by the Company by April 7, 2017.

Payments to the Company and Consultant shall be made from the proceeds of the sales. Pursuant to the Consulting Agreement, Consultant shall receive payment in an amount equal to 1.25% of gross proceeds for the sale of the merchandise. The Consulting Agreement contains customary representations, warranties, covenants and indemnities by the Company and the Consultant. The Consulting Agreement is subject to the approval of the United States Bankruptcy Court for the Southern District of Indiana (the “Bankruptcy Court”). A motion to approve the Consulting Agreement was filed with the Bankruptcy Court on March 30, 2017.

Based on the terms of the Consulting Agreement, the Company does not anticipate any value will remain from the bankruptcy estate for the holders of the Company’s common stock, although this will be determined in the continuing bankruptcy proceedings.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

hhgregg, Inc.

Date: March 30, 2017	By:	/s/ Kevin J. Kovacs
Kevin J. Kovacs
SVP, Chief Financial Officer